Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report on Form 10-K for the year ended December 31, 2009, our report dated April 13, 2010 with respect to our audit of the consolidated financial statements of The Enlightened Gourmet, Inc. for the year ended December, 2009.

/s/ Mahoney Sabol & Company

Mahoney Sabol & Company

95 Glastonbury Blvd.

Glastonbury, CT 06033